PRINCIPAL FUNDS, INC.
 SUB-ADVISORY CONSULTING AGREEMENT
 GLOBAL MULTI-STRATEGY SUB-ADVISED FUND

AGREEMENT executed as of the 24th of October, 2011, by and between
PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called
"the Manager"), and Cliffwater, LLC, a Delaware limited liability company
(hereinafter called "the Sub-Advisor").

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Fund of the Principal  Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with the services described in this Agreement related to the Fund's series identified in Appendix A ( hereinafter called the "Series"), and the
Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a) Management Agreement (the "Management Agreement") with the Fund;

(b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

(c) The Fund's Articles of Incorporation and By-laws;

(d) Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and
services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the
Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below, subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2. Obligations of and Services to be Provided by the Sub-Advisor

  The Sub-Advisor will:

(a) Monitor the Series:

The Manager allocates and from time to time re-allocates the assets of the Series among multiple sub-advisors that are
responsible for managing those assets. The Sub-Advisor will
monitor the Manager's allocations of the Series' assets among the sub-advisors and report to the Manager monthly, quarterly and annually with recommendations regarding changes to the
Manager's current allocations. The Sub-Advisor recommendations will include its outlook for capital markets and opportunities currently offered by the market and will reflect its internal capital markets research and analyses performed using its
proprietary tools. The Sub-Advisor will also monitor the
performance of the Series and report to the Manager monthly, quarterly and annually on such performance in comparison to such peer funds and benchmarks as the Manager may from time to time select. The Sub-Advisor's performance monitoring duties will include portfolio performance, measurement and review, and each quarterly performance report will reflect the results of  such performance, measurement and review and will include the Sub-
Advisor's analyses of, among other things, geographic
concentration, amount of leverage and beta exposure as well as the Sub-Advisor's assessment of whether the risks to which the
Series is exposed through the use of the sub-advisors have been
identified and, to the extent possible, controlled.   Such
monthly and quarterly reports will be in substantially the form of Exhibit A hereto.

(b) Monitor the Sub-advisors:

The Sub-Advisor will monitor the performance of each of the
Series' sub-advisors and report to the Manager monthly,
quarterly and annually on such performance in comparison to the performance of such advisers and benchmarks as the Manager may from time to time select. The Sub-Advisor's monitoring duties will include, and each monthly report regarding the performance of each sub-advisor will reflect the results of, one or more telephone conferences held by the Sub-Advisor with each sub-
advisor. Each monthly, quarterly, and annual report will
include, as appropriate, the Sub-Advisor's assessment of whether any sub-advisor has, in carrying out its investment duties for the Series, deviated materially from its investment philosophy or process, changed its personnel responsible for management of the assets of the Series allocated to it, suffered a financial or other event that threatens its ability to carry out its
responsibilities to the Series, achieved an acceptable level of performance during the period without taking an unexpected
degree of risk and adhered to the investment guidelines
established by the Manager for each sub-advisor.  Prior to the time the Sub-Advisor begins its work pursuant to this agreement, the Manager will provide the Sub-Advisor with the investment guidelines and subsequently the Manager will provide the Sub-
Advisor promptly with any amendments to the guidelines. In
determining whether any sub-advisor has suffered a financial or other event that threatens its ability to carry out its
responsibilities to the Series, or has failed to adhere to the investment guidelines the Manager establishes, the Sub-Advisor may rely solely on information the Manager receives from each sub-advisor in the form of responses to the Manager's periodic questionnaire or other documentation, which documentation the
Manager will provide to the Sub-Advisor within ten business days of the Manager's receipt of it.  The Manager will also cause each sub-advisor to cooperate with the Sub-Advisor, including causing each sub-advisor to promptly provide to Sub-Advisor any other information the Sub-Advisor reasonably requests and make available the appropriate personnel to provide Sub-Advisor with clarifications and such other information that the Sub-Advisor may reasonably require to enable Sub-Advisor to carry out its responsibilities pursuant to this agreement.

(c) Evaluate Sub-advisor Candidates:

The Manager may from time to time undertake to select and
recommend to the Fund's Board of Directors the engagement of one or more new sub-advisors for the Series. At the Manager's
request and using a process satisfactory to both the Manager and the Sub-Advisor, the Sub-Advisor will assist the Manager in
evaluating new sub-advisor candidates.

(d) Support Marketing:

(1) Training of Manager's Marketing Specialist.  The Manager
will designate a marketing specialist employee for training
by the Sub-Advisor, and the Sub-Advisor will provide
training for purposes of developing in such employee an
understanding of the Sub-Advisor's approach to the design
and operation of  the Series.  As part of such training, the
Manager's employee shall participate in the monthly
telephone conference or conferences held by the Sub-Advisor
with each sub-advisor, as described in 2(b) above, and in
such other telephone or in-person meetings that the Sub-
Advisor may hold with each sub-advisor. The training will
occur at the Sub-Advisor's offices in New York, New York or
Marina del Rey, California, or at another location
(including via conference call) as agreed upon by both
parties.

(2) Participation in Financial Adviser Conferences.  During the
first twelve months beginning on the Initial Seed Launch
Date (as defined in Appendix A below), the Manager may
organize or designate a maximum of twelve (12) conferences
for purposes of providing education to financial advisers
regarding the absolute return asset class and the Series
design and operation. The Sub-Advisor will cause one of its
senior level executives to attend and participate in
providing such education at each of these conferences. The
Manager will provide the Sub-Advisor with a forward calendar with anticipated conference dates and times, as well as at
least 30 days advance notice of the date of each conference.

(e) Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of
Directors, and any appropriate committees of such Board,
regarding the general conduct of the investment business of the
Series.

(f) Maintain, in connection with the Sub-Advisor's services provided to the Series, its compliance with the relevant provisions of the 1940 Act and the regulations adopted by the Securities and
Exchange Commission thereunder.  The Manager will be responsible for all compliance monitoring, reporting and administration
relating to the Series, including with respect to the sub-
advisors.  The Sub-Advisor has no responsibility for the
maintenance of Fund records except insofar as is directly
related to the services it provides to the Series.

(g) Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate.

(h) Furnish, at its own expense, (i) all necessary facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and
equipment necessary for the efficient conduct of its duties
under this Agreement.

(i) Maintain all accounts, books and records with respect to the
Series as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment
Advisers Act of 1940 (the "Investment Advisers Act"), and the
rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may
reasonably request.  In compliance with the requirements of Rule
31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Series are the property of the
Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the
1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Series upon request by the
Fund or the Manager.  Notwithstanding the foregoing, the Manager acknowledges and agrees that the Sub-Advisor may retain copies of such records if the Sub-Advisor determines that its retention of such records is necessary for its compliance with federal securities laws.

(j) Observe and comply with Rule 17j-1 under the 1940 Act and the
Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.  The Manager
acknowledges receipt of a copy of Sub-Advisor's current Code of
Ethics.  Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of
Ethics.

(k) Provide such information as is customarily provided by a sub-
advisor and may be required for the Fund or the Manager to
comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of
1986, as amended (the "Code"), the 1940 Act, the Investment
Advisers Act, the Securities Act of 1933, as amended (the
"Securities Act"), and any state securities laws, and any rule or regulation thereunder.  Sub-Advisor will advise Manager of any changes in Sub-Advisor's Senior Management (i.e. Chief
Investment Officer and Chief Executive Officer) within a
reasonable time after any such change.  Manager acknowledges receipt of Sub-Advisor's Form ADV more than 48 hours prior to the execution of this Agreement.

3. Research

During the term of this agreement, the Sub-Advisor will provide the
Manager with access to its general research related to capital markets and absolute return strategies.

4. Prohibited Conduct

In providing the services described in this agreement, the Sub-
Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company or series of an investment company sponsored by Principal Life
Insurance Company other than the Series regarding transactions for the Fund in securities or other assets.  For purposes of this
Section 4, the Manager shall periodically provide to the Sub-
Advisor, and the Sub-Advisor may rely exclusively upon, an updated list of all such investment companies or series.  The Sub-Advisor shall have no liability in the event it consults with another investment advisory firm advising an investment company or series not on this list.

    5. Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Fund, the
Manager shall pay the compensation specified in Appendix A to this
Agreement.

    6. Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers,
employees, agents or affiliates shall be liable to the Manager, the
Fund or its shareholders for any loss suffered by the Manager or the
Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents or affiliates.

    7. Indemnification

The Manager agrees to indemnify and hold harmless the Sub-Advisor from and against any and all claims, losses, liabilities or damages
(including reasonable attorneys' fees and other related expenses),
("Losses") howsoever arising, from or in connection with this
Agreement or the performance by the Sub-Advisor of its duties hereunder, so long as the Sub-Advisor shall, after receipt of notice of any claim or commencement of any action, promptly notify the
Manager in writing of the claim or commencement of such action.  The
Manager shall not be liable for any settlement of any claim or action effected without its written consent.  Nothing contained herein shall require the Manager to indemnify the Sub-Advisor for
Losses resulting from the Sub-Advisor's willful misfeasance, bad faith or gross negligence in the performance of its duties or from its reckless disregard of its obligations and duties under this
Agreement.

    8. Supplemental Arrangements

The Sub-Advisor may delegate some or all of its duties under this
Agreement to persons affiliated with the Sub-Advisor or with unaffiliated third parties subject to prior written notification to and receipt of written approval from the Manager and, where required by applicable law, the Board of Directors of the Fund.

    9. Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

    10.  Exclusivity

For a period of three years beginning with the date this agreement is signed, the Sub-Advisor will not provide to any sponsor of an investment vehicle whose interests are sold in the U.S. defined contribution retirement plan market or the U.S. retail investment market, services similar to those the Sub-Advisor provides to the
Manager under the terms of this agreement.  Sub-Advisor agrees that Manager shall be entitled to equitable relief, including, without limitation, injunctive relief and specific performance, in the event of Sub-Advisor's breach or threatened breach of this exclusivity provision, in addition to all of the remedies
available at law or in equity and will not be required to post bond or prove actual damages, which may in any event be difficult to specify or establish.

    11. Duration and Termination of This Agreement

This Agreement shall become effective as of the date of its
execution and, unless otherwise terminated, shall continue in effect for a period of two years and thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal
Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the Board of Directors or the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or Sub-
Advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-
Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This
Agreement shall automatically terminate in the event of its
assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

    12. Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal
Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such
amendment is signed by both parties.

    13. General Provisions

(a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in
accordance with and governed by the laws of the State of Iowa.
The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be
Principal Financial Group, Des Moines, Iowa 50392-0200, and the
address of the Sub-Advisor shall be
  Cliffwater LLC,
  4640 Admiralty Way, 11th Floor
  Marina del Rey, California 90292
  ATTN: Barbara Smith and Kathleen Barchick.

(c) The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1) the Sub-Advisor fails to be registered as an investment
adviser under the Investment Advisers Act or under the laws
of any jurisdiction in which the Sub-Advisor is required to
be registered as an investment advisor in order to perform
its obligations under this Agreement.

(2)  the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or  investigation, at
law or in equity, before or by any court, public board or
body, involving the affairs  of the Fund.

(3)  any actual change in control of the Sub-Advisor.

(d) The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in
consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. Sub-advisor further represents that it is contrary to the Sub-advisor's
policies to permit those who select brokers or dealers for
execution of Fund portfolio securities transactions to take into account the broker or dealer's promotion or sale of Fund shares or shares issued by any other registered investment company.

(e) The Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund, the Series, or the Manager or any of their
respective affiliates in offering, marketing or other
promotional materials without the express written consent of the
Manager, provided  that this Section 13(e) shall not apply to disclosures the Sub-Advisor is required to make by law, rules, regulations or legal or regulatory process, provided that sub-
Advisor shall give Manager notice of such disclosures. The
Manager and the Sub-Advisor agree that the Sub-Advisor is
permitted to  include the name of the Manager in its clients lists used for marketing purposes

(f) This Agreement contains the entire understanding and agreement of the parties.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL MANAGEMENT CORPORATION

By /s/ Michael J. Beer
   Michael J. Beer, Executive Vice
President and Chief
        Operating Officer

CLIFFWATER LLC

By

APPENDIX A

Cliffwater shall serve as an investment sub-advisor for the Series identified below. The Manager will pay Cliffwater, as full compensation for all services provided under this Agreement, the fee described below.

In calculating the fee for a series included in the table, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance Company to which
Cliffwater provides investment advisory services and which have the same or a similar investment mandate as the series for which the fee is calculated, will be combined with the assets of the series to arrive at net assets.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

 SERIES  SUB-ADVISORY FEE

 Global Multi-Strategy Fund For the twelve month period
beginning on the date the Series
initial registration statement
becomes effective, $650,000 paid in
arrears in equal monthly
installments.

For the second and third twelve
month periods, a fee computed and
paid monthly at an annual rate as
shown below of the Series net assets
as of the first day of each month
(but in no event a fee less than
$750,000 per year):

     0.250% of the first $1 billion above
the value of the Series initial
 seed capital, which shall be the value of the Fund's net assets as of the thirtieth day after the
Fund's registration statement becomes
 effective (the "Initial Seed Launch Date").

     0.200% of the next $1 billion

     0.150% of all remaining assets

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